SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2003

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

(703) 747-3000

(Registrant’s telephone number, including area code)

Item 5.    Other Events and Regulation FD Disclosure.

On August 14, 2003, BearingPoint, Inc. (“BearingPoint” or the “Company”) announced its financial results for the fourth quarter and fiscal year 2003.

The Company reported gross revenue and earnings per share for the Company’s fourth quarter of fiscal year 2003 of $774.8 million and $0.04, respectively. Gross revenue for the fourth quarter increased 32.9% over the fourth quarter of the prior year. Similarly, net revenue increased 35.8% to $588.8 million during the period as compared to the fourth quarter of fiscal year 2002. Net income for the fourth quarter was $8.3 million, or $0.04 per share, compared to net income of $0.4 million, or $0.00 per share, in the fourth quarter of fiscal year 2002. Included in net income for the fourth quarter of fiscal year 2002 was $23.7 million (net of tax) in impairment and workforce reduction charges.

These results were below the Company’s guidance set forth in late April 2003. The reduced gross revenue and earnings per share were primarily a result of lower than expected revenue in EMEA (Europe, Middle East and Africa), resulting in some operating losses within that region. As a result, the Company’s tax expense was substantially higher than expected since tax laws restrict the use of the Company’s foreign subsidiary losses to offset earnings in the United States.

For the fiscal year ended June 30, 2003, the Company reported net income of $41.5 million, or $0.22 per share, compared to a net loss of $26.9 million, or $0.17 loss per share, for the prior year. Included in the prior year’s results was an $80.0 million (net of tax) transitional impairment charge related to the cumulative effect of a change in accounting principle and $36.5 million (net of tax) in impairment and workforce reduction charges. For the fiscal year ended June 30, 2003, the Company reported gross revenue of $3.1 billion, an increase of $782.0 million, or 33.0%, over the fiscal year ended June 30, 2002. The Company also reported net revenue of $2.4 billion, an increase of 36.9% over the prior year. The growth in revenue is predominantly the result of the global initiatives and transactions completed in the first half of fiscal year 2003.

The Company also reported that it would restate its financial results for the first three quarters of fiscal year 2003 due to certain acquisition related and other accounting adjustments. The acquisition related adjustments are primarily attributable to the Company’s reassessment of the prior allocations to identifiable intangible goodwill and subsequent restructuring charges related to certain acquisitions during fiscal year 2003. During the Company’s subsequent review of the identifiable intangibles, such as customer contracts and relationships, it was determined that they were undervalued for purposes of allocation of goodwill by approximately $20 million. Accordingly, the first three quarters of fiscal year 2003 have been restated to reflect the related additional non-cash amortization expense and the other accounting adjustments. In total, these adjustments resulted in a decrease in previously reported net income and earnings per share in the first quarter, second quarter and third quarter of fiscal year 2003 of $2.5 million, or $0.01 per share, $1.7 million, or $0.01 per share and $6.6 million, or $0.03 per share, respectively.

Quarterly Business Results

The current quarter results include the following key performance items and other information:

•	Gross revenue for the fourth quarter of fiscal year 2003 was $774.8 million, an increase of $191.6 million, or 32.9%, from $583.2 million in the fourth quarter of fiscal year 2002. This increase was predominantly due to the impact of the global initiatives and transactions completed in the first half of fiscal year 2003 as well as continued positive growth in our core (pre-acquisition) business. Our core (pre-acquisition) business includes our operations in North America (including transactions with Andersen Business Consulting in the United States) and our operations in the Asia Pacific and Latin America regions, Israel, and Ireland before the global transactions involving international Andersen Business Consulting units, and the German, Austrian and Swiss consulting practices formerly known as KPMG Consulting AG (KCA).

•	Operating income for the fourth quarter of fiscal year 2003 was $25.4 million compared to $20.8 million in the fourth quarter of the prior year. Operating income in fiscal year 2002 includes $27.5 million related to impairment and workforce reduction charges.

•	The Company’s effective tax rate for the quarter increased to 59.9%. The Company’s effective tax rate continues to be negatively impacted by tax laws restricting the use of a substantial portion of the Company’s foreign subsidiary losses to offset earnings in the United States.

Quarterly Results by Industry Sector

•	Public Services generated gross revenue for the fourth quarter of fiscal year 2003 of $281.7 million, representing an increase of 10.8% compared to the fourth quarter of the prior year. This increase was primarily due to growth in the Federal and State and Local Services business segments.

•	Communications & Content generated gross revenue for the quarter of $75.2 million, representing a decrease of 18.5% compared to the fourth quarter of the prior year. This decrease was primarily the result of the decline in spending in the telecommunications industry and the Company’s completion of several large contracts involving Section 271 testing.

•	Consumer and Industrial Markets generated gross revenue for the quarter of $77.5 million, representing a decrease of 7.5% compared to the fourth quarter of the prior year. This decrease was primarily the result of a sluggish economy and the previously reported cancellation and postponement of new work with key accounts.

•	Financial Services’ and High Technology’s gross revenue for the quarter remained relatively flat compared to the same period in the prior year.

•	International gross revenue of $242.9 million for the quarter increased nearly fivefold over the fourth quarter of the prior year. This increase was predominantly due to the impact of internal Company growth initiatives and transactions completed during the first half of fiscal year 2003.

Fiscal Year Business Results

•	Gross revenue for the fiscal year ended June 30, 2003 was $3.1 billion, an increase of $782.0 million, or 33.0%, from $2.4 billion for the fiscal year ended June 30, 2002. This increase in gross revenue was predominantly due to the continued growth in the Public Services sector, growth in our core (pre-acquisition) business and the impact of the global initiatives and transactions completed in the first half of fiscal year 2003.

•	Our global initiatives and transactions completed in the first half of fiscal year 2003 significantly expanded our international presence and diversified our revenue base. For the fiscal year ended June 30, 2003, North America generated 70.1% of consolidated gross revenue, while EMEA, Asia Pacific and Latin America contributed 18.0%, 9.6% and 2.3%, respectively. By comparison, for the fiscal year ended June 30, 2002, North America contributed 91.9% of consolidated gross revenue, with EMEA, Asia Pacific and Latin America providing 0.7%, 5.4% and 1.9%, respectively.

•	Net income for the fiscal year ended June 30, 2003 was $41.5 million, or $0.22 per share, compared to a net loss of $26.9 million, or $0.17 loss per share for the fiscal year ended June 30, 2002. Included in the prior year’s results is the cumulative effect of a change in accounting principle of $80.0 million (net of tax) and $36.5 million (net of tax) in impairment and workforce reduction charges.

STATEMENTS OF OPERATIONS – QUARTERLY

	Three Months Ended June 30, 2003		Three Months Ended June 30, 2002
US dollars in thousands, except share and per share data
Revenue	$774,827	100.0%	$583,213	100.0%
Other Direct Contract Expenses	(186,039)	(24.0)	(149,644)	(25.7)

Net Revenue	588,788	76.0	433,569	74.3

Costs of Service
Professional Compensation	352,985	45.6	223,791	38.4
Impairment Charge	—	—	21,414	3.7
Other Costs of Service	66,458	8.6	47,928	8.2

Total Costs of Service	419,443	54.1	293,133	50.3

Gross Margin	169,345	21.9	140,436	24.1

Amortization of Purchased Intangible Assets	13,258	1.7	1,004	0.2
Selling, General & Administrative	130,658	16.9	118,646	20.3

Operating Income	25,429	3.3	20,786	3.6
Interest Income / (Expense), Net	(3,554)	(0.5)	445	0.1
Other Income / (Expense), Net	(1,224)	(0.2)	1,561	0.3

Income before Taxes	20,651	2.7	22,792	3.9
Income Tax Expense	12,369	1.6	22,388	3.8

Net Income	$8,282	1.1	$404	0.1

Earnings per Share:
Basic and Diluted	$0.04		$0.00

Common Shares Outstanding:
Weighted Average—Diluted	191,557,217		159,332,023
Period End	191,663,142		157,666,159

Performance Metrics
Utilization Rate (Total NA)	71%		71%
Efficiency Rate (Total NA)	77%		77%
Gross Billing Rate (Total NA)	$213		$226
Net Billing Rate (Total NA)	$159		$170
Days Sales Outstanding (Global)	60		55
Average Billable Headcount (Global)	13,301		7,815
Total Headcount (Period End)	15,357		9,328

STATEMENTS OF OPERATIONS – FISCAL YEARS

	Year Ended June 30, 2003		Year Ended June 30, 2002
US dollars in thousands, except share and per share data

Revenue	$3,149,600	100.0%	$2,367,627	100.0
Other Direct Contract Expenses	(720,303)	(22.9)	(592,634)	(25.0)

Net Revenue	2,429,297	77.1	1,774,993	75.0

Costs of Service
Professional Compensation	1,427,223	45.3	940,829	39.7
Impairment Charge	—	—	23,914	1.0
Other Costs of Service	277,552	8.8	209,398	8.8

Total Costs of Service	1,704,775	54.1	1,174,141	49.6

Gross Margin	724,522	23.0	600,852	25.4

Amortization of Purchased Intangible Assets	47,369	1.5	3,014	0.1
Selling, General & Administrative	562,515	17.9	464,806	19.6

Operating Income	114,638	3.6	133,032	5.6
Interest Income / (Expense), Net	(12,639)	(0.4)	896	0.0
Other Income / (Expense), Net	(2,677)	(0.1)	658	0.0

Income before Taxes	99,322	3.2	134,586	5.7
Income Tax Expense	57,863	1.8	81,524	3.4

Income Before Cumulative Effect of a Change in Accounting Principle	41,459	1.3	53,062	2.2

Cumulative Effect of a Change in Accounting Principle (net of tax)	—	—	79,960	3.4

Net Income (Loss)	$41,459	1.3	$(26,898)	(1.1)

Earnings per Share:
Basic and Diluted	$0.22		$(0.17)

Common Shares Outstanding:
Weighted Average—Diluted	185,654,593		158,681,535
Period End	191,663,142		157,666,159

Performance Metrics
Utilization Rate (Total NA)	67%		67%
Efficiency Rate (Total NA)	74%		75%
Gross Billing Rate (Total NA)	$218		$227
Net Billing Rate (Total NA)	$166		$171
Days Sales Outstanding (Global)	60		55
Average Billable Headcount (Global)	13,257		8,087
Total Headcount (Period End)	15,357		9,328

BALANCE SHEETS

	June 30, 2003	June 30, 2002
US dollars in thousands
ASSETS

Current Assets:
Cash and Cash Equivalents	$106,049	$203,597
Accounts Receivable, Net	377,422	246,792
Unbilled Revenues, Net	192,146	128,883
Other Current Assets	87,317	67,941

Total Current Assets	762,934	647,213

Property and Equipment, Net	109,069	60,487
Goodwill, Net	1,022,429	87,663
Other Intangible Assets, Net	115,671	75,652
Other Assets	37,692	24,116

Total Assets	$2,047,795	$895,131

LIABILITIES AND EQUITY

Current Liabilities:
Current Portion of Notes Payable	$14,775	$1,846
Acquisition Obligation	17,566	16,653
Accounts Payable and Other Current Liabilities	493,926	264,796

Total Current Liabilities	526,267	283,295

Long Term Portion of Notes Payable	263,253	—
Other Long Term Liabilities	68,518	9,966

Total Liabilities	858,038	293,261
Total Equity	1,189,757	601,870

Total Liabilities and Equity	$2,047,795	$895,131

Item 7.    Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1	Press Release of BearingPoint, Inc., dated August 14, 2003.
Exhibit 99.2	Performance Report of BearingPoint, Inc., dated June 30, 2003.

Item 11.    Temporary Suspension of Trading Under Registrant’s Employee Benefits Plans.

On August 14, 2003, the Company announced its intention to restate its Form 10-Qs for the periods ended September 30, 2002, December 31, 2002 and March 31, 2003 (collectively, the “Restatements”). On that same date, pursuant to Regulation BTR, the Company sent notices to its directors and executive officers notifying them that in connection with the Restatements there would be a blackout period under the Company’s 401(k) Plan, Long-Term Incentive Plan and Employee Stock Purchase Plan (collectively, the “Plans”). The Company has also advised participants in the Plans of the blackout period. The blackout period is necessary because the Registration Statements on Form S-8 that register shares of the Company’s common stock that are acquired in connection with the Plans will not be available for use until the Restatements are filed with the Commission.

During the blackout period, the Company’s participants in the Plans will not be permitted to purchase the Company’s common stock normally offered pursuant to the Plans. The Company determined that it was unable to give advance notice of the blackout period to the directors and executive officers due to events that were unforeseeable to the Company.

The blackout period for participants in the Plans under Regulation BTR begins at 9:30 A.M. EDT on August 14, 2003 and will end at 4:00 P.M. EDT on the day in which all of the Restatements are filed with the Commission. We expect that the Restatements will be filed with the Commission on or before the calendar week beginning September 28, 2003.

You may obtain more information regarding the blackout period, including the actual ending date, without charge, by contacting David R. Schwiesow, Associate General Counsel, at 703.747.3496 or 1676 International Drive, McLean, Virginia 22102.

Item 12.    Results of Operations and Financial Condition.

On August 14, 2003, the Company issued a press release announcing its financial results for the fourth quarter and fiscal year 2003 (see Exhibit 99.1) and a Performance Report for the same fiscal periods (see Exhibit 99.2).

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s operations that are based on the Company’s current expectations, estimates and projections. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance because they involve risks, uncertainties, and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or the Company’s future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company’s actual results may differ from the forward-looking statements for many reasons, including:

—	the business decisions of the Company’s clients regarding the use of the Company’s services;

—	the timing of projects and their termination;

—	the availability of talented professionals to provide the Company’s services;

—	the pace of technological change;

—	the strength of the Company’s joint marketing relationships;

—	the actions of the Company’s competitors; and

—	unexpected difficulties associated with the Company’s recent acquisitions, group hires and other transactions involving BearingPoint GmbH and the former Andersen Business Consulting Practices.

In addition, the Company’s results and forward-looking statements could be affected by general domestic and international economic and political conditions, including the current slowdown in the economy, uncertainty as to the future direction of the economy and vulnerability of the economy to domestic or international incidents, as well as market conditions in the Company’s industry. For a more detailed discussion of certain of these factors, see “Factors Affecting Future Financial Results” that is attached as Exhibit 99.1 to the Company’s Form 10-Q for the quarter ended March 31, 2003, “Factors Affecting Future Financial Results” in the Company’s most recent Form 10-K and similar sections in the Company’s filings with the Securities and Exchange Commission, which describe risks and factors that could cause results to differ materially from those projected in such forward-looking statements. The Company cautions the reader that these risk factors may not be exhaustive. The Company operates in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those implied by any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2003	BearingPoint, Inc.

	By:	/s/ ROBERT S. FALCONE
Robert S. Falcone Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit 99.1	Press Release of BearingPoint, Inc., dated August 14, 2003.

Exhibit 99.2	Performance Report of BearingPoint, Inc., dated June 30, 2003.